                      NEWS
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Cooper Tire & Rubber Company Reports
First Quarter 2021 Results

FINDLAY, Ohio, May 3, 2021 – Cooper Tire & Rubber Company (NYSE: CTB) today reported first quarter 2021 net income of $22 million, or diluted earnings per share of $0.43, compared with a net loss of $12 million, or diluted loss per share of $0.23, for the same period last year.

First Quarter Highlights
•Global unit volume increased 16.6 percent compared to the first quarter of 2020.
•Net sales increased 23.3 percent from the first quarter of 2020 to $656 million.
•Operating profit was $38 million, or 5.8 percent of net sales, compared to an operating loss of $6 million, or 1.2 percent of net sales, in 2020.
•The quarter included $11 million of costs related to the proposed merger with Goodyear.
•Net income was $22 million, or $0.43 diluted earnings per share.

“We are pleased to have delivered strong first quarter operating results. Our teams continued to do a great job executing our strategy, which resulted in first quarter 2021 volume that exceeded not only the coronavirus-impacted 2020 level, but also 2019 in both segments,” said President & Chief Executive Officer Brad Hughes. “Within the Americas segment, our U.S. volume significantly outperformed the USTMA and the total industry. Our International segment volume increased nearly 50 percent compared to the first quarter of 2020.

“Demand remained strong for the industry and Cooper in the first quarter. Our unit volume performance in the quarter, while strong, continued to be constrained by supply that fell short of demand, caused in part by severe weather in the southern U.S. that impacted our ability to produce and move products. The Cooper value proposition of providing high quality tires at an affordable price remains compelling for consumers. We will continue to leverage our global production footprint and capabilities to meet this continued strong demand.

“As previously announced, Cooper stockholders overwhelmingly voted in favor of the proposed Goodyear-Cooper business combination. We expect to complete the merger in the second half of 2021, however the transaction could close earlier, following and subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals. Cooper looks forward to being part of a stronger combined organization that represents the best of what both our companies have to offer to customers, consumers, and shareholders.”

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Cooper Q1 2021—2
Consolidated Results

Cooper Tire	Q1 2021 ($M)	Q1 2020 ($M)	Change
Net Sales	$656	$532	23.3%
Operating Profit/(Loss)	$38	$(6)	706.6%
Operating Margin	5.8%	(1.2)%	7.0	ppts.

First quarter net sales were $656 million compared with $532 million in the first quarter of 2020, an increase of 23.3 percent. First quarter net sales were positively impacted by $88 million of higher unit volume, $30 million of favorable price and mix, and $6 million of favorable foreign currency impact. Operating profit was $38 million compared with an operating loss of $6 million in the first quarter of 2020. The quarter included $29 million of higher unit volume and $13 million of favorable price and mix. In addition, the first quarter included $7 million of lower raw material costs, which is more than explained by lower tariff costs resulting from the company's sourcing strategy. The quarter also included $3 million of decreased manufacturing costs and $2 million of lower product liability expense compared to the first quarter of 2020. These were partially offset by $20 million of higher selling, general and administrative expenses and $1 million of higher other costs. The first quarter of 2020 included $11 million of restructuring charges related to the transition at the company's now wholly owned Mexico manufacturing facility.
The increase in selling, general and administrative expenses in the first quarter of 2021 included $11 million of costs associated with the proposed merger. This included $5 million of advisory, legal and other professional fees, as well as an increase of $6 million in mark to market costs of stock-based liabilities subsequent to the merger announcement. The mark to market cost represents the impact of the movement in the company's closing stock price from the last trading day prior to the merger agreement announcement compared to the closing price of the company's stock on the day of the announcement. The first quarter of 2021 also included an increase in mark to market costs of stock-based liabilities aside from the announcement, and an increase in incentive compensation costs. Incentive compensation costs were reduced in the first quarter of 2020 when the company revised its full-year 2020 outlook as a result of the forecasted impact of the global pandemic.
Cooper's first quarter raw material index increased 1.9 percent compared to the first quarter of 2020. The raw material index increased 6.1 percent sequentially from 144.8 in the fourth quarter of 2020 to 153.6 in the first quarter of 2021.
The effective tax rate for the first quarter was 27.9 percent. The first quarter 2021 effective tax rate was impacted by $5 million of merger-related costs, which are not tax deductible. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At the end of the first quarter, Cooper had $460 million in unrestricted cash and cash equivalents. This compares with $433 million at the end of the first quarter of 2020, which included a $270 million draw on the company's revolving credit facility.
Capital expenditures in the first quarter were $57 million, compared with $55 million in the same period a year ago.
Return on invested capital was 11.8 percent for the trailing four quarters.

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Cooper Q1 2021—3
Americas Tire Operations

Americas Tire Operations	Q1 2021 ($M)	Q1 2020 ($M)	Change
Net Sales	$562	$457	23.0%
Operating Profit	$60	$10	473.8%
Operating Margin	10.7%	2.3%	8.4	ppts.

First quarter net sales in the Americas segment increased 23.0 percent as a result of $62 million of higher unit volume and $43 million of favorable price and mix. For the quarter, segment unit volume was up 13.6 percent compared to the same period a year ago.
Cooper’s first quarter total light vehicle tire shipments in the U.S. increased 18.4 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. increased 13.7 percent. Total industry shipments (including an estimate for non-USTMA members) increased 10.9 percent for the period.

First quarter operating profit was $60 million, or 10.7 percent of net sales, compared with $10 million, or 2.3 percent of net sales, for the same period in 2020. Operating profit included $22 million of higher unit volume, $15 million of favorable price and mix, $4 million of lower raw material costs, $2 million of lower product liability expense and $1 million of decreased manufacturing costs compared to the first quarter of 2020. These were partially offset by $3 million of higher selling, general and administrative expenses and $2 million of higher other costs compared to the first quarter of 2020. Operating profit in the first quarter of 2020 also included $11 million of restructuring charges related to the transition at the company's now wholly owned Mexico manufacturing facility.

International Tire Operations

International Tire Operations	Q1 2021 ($M)	Q1 2020 ($M)	Change
Net Sales	$139	$102	36.1%
Operating Profit/(Loss)	$3	$(10)	N.M.
Operating Margin	2.3%	(10.0)%	12.3	ppts.

First quarter net sales in the International segment increased 36.1 percent as a result of $48 million of higher unit volume and $6 million of favorable foreign currency impact, which were partially offset by $17 million of unfavorable price and mix. For the quarter, segment unit volume was up 47.2 percent compared to the same period a year ago.
The segment's first quarter operating profit was $3 million compared with an operating loss of $10 million in the first quarter of 2020. The quarter included $7 million of higher unit volume, $3 million of lower raw material costs, as the segment utilizes the FIFO method of inventory valuation, $2 million of decreased manufacturing costs and $2 million of favorable price and mix. These were partially offset by $1 million of higher selling, general and administrative costs in the first quarter of 2021 compared to the first quarter of 2020.

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Cooper Q1 2021—4

First Quarter 2021 Conference Call
Due to the proposed acquisition of Cooper by Goodyear, Cooper will not host a conference call to discuss its first quarter 2021 results. For additional materials related to Cooper’s results, please visit
https://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•the ability to complete the proposed merger of the company and Goodyear on anticipated terms and timetable;
•the effect of restructuring or reorganization of business components;
•uncertainty and weaknesses in global economic conditions, including the impact of the ongoing coronavirus (COVID-19) pandemic, or similar public health crises, on the company’s and Goodyear’s financial condition, operations, distribution channels, customers and suppliers, as well as potentially exacerbating other factors discussed herein;
•continued volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources, which may impact the price-adjustment calculations under sales contracts;
•delays or disruptions in the supply chain resulting in increased costs or disruptions in operations;
•the ability to cost-effectively achieve planned production rates or levels;
•the ability to successfully identify and consummate any strategic investments or development projects;
•the outcome of any contractual disputes with customers, joint venture partners or any other litigation or arbitration;
•impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;
•the ability to maintain adequate liquidity, level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions and other general corporate purposes or ongoing needs of the business;
•the ability to continue to pay cash dividends, and the amount and timing of any cash dividends;
•availability of capital and ability to maintain adequate liquidity;
•the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•the ability of our customers, joint venture partners and third party service providers to meet their obligations on a timely basis or at all;
•adverse changes in interest rates and tax laws; and
•the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.

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Cooper Q1 2021—5

We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our partnership. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•the failure to satisfy various other conditions to the closing of the transaction contemplated by the merger agreement;
•the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the transaction;
•the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected;
•disruption from the proposed transaction making it more difficult to maintain relationships with customers, partners, employees or suppliers;
•the risk that the proposed transaction may be less accretive than expected, or may be dilutive, and that the combined company may fail to realize the benefits expected from the merger;
•risks relating to any unforeseen liabilities of Goodyear or the company;
•the volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources; extensive governmental regulation;
•changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, raw materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries, as well as changes to trade agreements resulting from the United Kingdom's withdrawal from the European Union;
•future laws and regulations or the manner in which they are interpreted and enforced;
•the inability to obtain and/or renew permits necessary for the operations;
•existing and future indebtedness may limit cash flow available;
•operating expenses could increase significantly if the price of electrical power, fuel or other energy sources increases;
•changes in credit ratings issued by nationally recognized statistical rating organizations;
•risks involving the acts or omissions of our joint venture partners;
•natural disasters, weather conditions, disruption of energy, unanticipated geological conditions, equipment failures, and other unexpected events;
•a disruption in, or failure of our information technology systems, including those related to cybersecurity; failure of outside contractors and/or suppliers to perform;
•the cost and time to implement a strategic capital project may be greater than originally anticipated;
•reliance on estimates of recoverable reserves; and
•the risks that are described from time to time in Goodyear’s and the company’s respective reports filed with the SEC.

We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

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Cooper Q1 2021—6
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires.
Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com and follow us on Facebook, Twitter, Instagram and LinkedIn.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Condensed Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)
	Three Months Ended March 31,
	(Unaudited)
	2021	2020
Net sales	$655,827	$531,694
Cost of products sold	546,860	475,781
Gross profit	108,967	55,913
Selling, general and administrative expense	71,189	51,211
Restructuring expense	—	10,930
Operating profit (loss)	37,778	(6,228)
Interest expense	(5,130)	(5,007)
Interest income	699	1,696
Other pension and postretirement benefit expense	(2,846)	(4,210)
Other non-operating income	133	1,773
Income (Loss) before income taxes	30,634	(11,976)
Income tax provision (benefit)	8,544	(659)
Net income (loss)	22,090	(11,317)
Net income attributable to noncontrolling shareholders' interests	31	274
Net income (loss) attributable to Cooper Tire & Rubber Company	$22,059	$(11,591)

Earnings (Loss) per share:
Basic	$0.44	$(0.23)
Diluted	0.43	(0.23)

Weighted average shares outstanding (000s):
Basic	50,448	50,236
Diluted	50,794	50,236

Segment information:
Net Sales
Americas Tire	$562,321	$457,055
International Tire	139,369	102,387
Eliminations	(45,863)	(27,748)

Operating profit (loss):
Americas Tire	$59,772	$10,416
International Tire	3,207	(10,279)
Unallocated corporate charges	(23,032)	(6,951)
Eliminations	(2,169)	586

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)
	March 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$460,424	$433,362
Notes receivable	13,174	13,676
Accounts receivable	541,596	509,280
Inventories	446,920	501,604
Other current assets	43,309	46,224
Total current assets	1,505,423	1,504,146

Property, plant and equipment, net	1,082,699	1,022,152
Operating lease right-of-use assets, net	102,313	86,878
Goodwill	18,851	18,851
Intangibles, net	94,114	108,181
Restricted cash	60,309	1,491
Deferred income tax assets	28,030	33,162
Investment in joint venture	53,563	48,472
Other assets	11,780	9,384
Total assets	$2,957,082	$2,832,717

Liabilities and Equity
Current liabilities:
Short-term borrowings	$4,569	$277,844
Accounts payable	337,147	230,675
Accrued liabilities	246,237	208,767
Income taxes payable	7,959	2,485
Current portion of long-term debt and finance leases	20,974	15,477
Total current liabilities	616,886	735,248

Long-term debt and finance leases	309,187	301,920
Noncurrent operating leases	81,419	61,249
Postretirement benefits other than pensions	220,204	227,249
Pension benefits	144,315	146,095
Other long-term liabilities	160,881	165,102
Deferred income tax liabilities	1,412	114
Total parent stockholders' equity	1,401,381	1,177,712
Noncontrolling shareholders' interests in consolidated subsidiaries	21,397	18,028
Total liabilities and equity	$2,957,082	$2,832,717

Cooper Tire & Rubber Company
Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands)
	March 31,
	2021	2020
Operating activities:
Net income (loss)	$22,090	$(11,317)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	41,518	37,807
Stock-based compensation	1,735	390
Change in LIFO inventory reserve	31,502	(8,563)
Amortization of unrecognized postretirement benefits	8,400	8,385
Changes in operating assets and liabilities:
Accounts and notes receivable	(40,796)	11,772
Inventories	(92,944)	(41,123)
Other current assets	(2,244)	(7,848)
Accounts payable	46,125	(20,422)
Accrued liabilities	(58,082)	(91,414)
Other items	2,516	7,964
Net cash used in operating activities	(40,180)	(114,369)
Investing activities:
Additions to property, plant and equipment and capitalized software	(57,489)	(54,827)
Proceeds from the sale of assets	5	65
Net cash used in investing activities	(57,484)	(54,762)
Financing activities:
Issuance of short-term debt	—	273,587
Repayment of short-term debt	—	(4,308)
Repayment of long-term debt and finance lease obligations	(9,920)	(2,594)
Acquisition of noncontrolling shareholder interest	—	(62,272)
Payments of employee taxes withheld from share-based awards	(2,144)	(910)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(5,301)	(5,277)
Issuance of common shares related to stock-based compensation	813	177
Net cash (used in) provided by financing activities	(16,552)	198,403
Effects of exchange rate changes on cash	(3,618)	(875)
Net change in cash, cash equivalents and restricted cash	(117,834)	28,397
Cash, cash equivalents and restricted cash at beginning of period	649,505	413,125
Cash, cash equivalents and restricted cash at end of period	$531,671	$441,522

Cash and cash equivalents	$460,424	$433,362
Restricted cash included in Other current assets	10,938	6,669
Restricted cash	60,309	1,491
Total cash, cash equivalents and restricted cash	$531,671	$441,522

RETURN ON INVESTED CAPITAL (ROIC)
	Trailing Four Quarters Ended March 31, 2021
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$274,887	Provision for income taxes (c)		$56,202
Adjusted (Non-GAAP) effective tax rate	24.1%		Income before income taxes (d)		233,513
Income tax expense on operating profit	66,160		Adjusted (Non-GAAP) effective income tax rate (c)/(d)		24.1%
Adjusted operating profit after taxes (a)		208,727
Total invested capital (b)		$1,761,654
ROIC, including noncontrolling equity (a)/(b)		11.8%

Calculation of Invested Capital (five quarter average)
	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Short-term borrowings	Total invested capital
March 31, 2021	1,422,778	$309,187	$20,974	$4,569	$1,757,508
December 31, 2020	1,410,591	314,265	24,377	15,614	1,764,847
September 30, 2020	1,348,630	319,438	22,923	15,422	1,706,413
June 30, 2020	1,197,471	324,610	21,696	244,745	1,788,522
March 31, 2020	1,195,740	301,920	15,477	277,844	1,790,981
Five quarter average	$1,315,042	$313,884	$21,089	$111,639	$1,761,654

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit as reported	Income tax provision (benefit) as reported	Income (Loss) before income taxes as reported
March 31, 2021	$37,778	$8,544	$30,634
December 31, 2020	60,291	8,315	46,056
September 30, 2020	171,507	40,225	163,348
June 30, 2020	5,311	(882)	(6,525)
Trailing four quarters	$274,887	$56,202	$233,513